SANARA MEDTECH INC.

INSIDER TRADING POLICY

One of the principal purposes of the federal securities laws is the protection of investors in the U.S. securities markets through assurance of fairness and reduction of fraud in the markets. A major component of this effort is the prohibition on trading securities using material nonpublic information, called "insider trading." Stated simply, insider trading occurs when a person with access to a company's nonpublic information trades the company's securities based on that information or tips the information to others or recommends the purchase or sale of the company's securities.

The consequences for a violation of federal and state laws prohibiting insider trading can be severe. Penalties imposed by federal or state authorities can involve the disgorgement of any gain from the transaction along with substantial civil fines, court injunctions, criminal fines, and jail terms. In addition, a person who tips information to others without his or her trading in the securities may also be liable for transactions by the person who received and traded on the information. The tipper who provided the information can be subject to the same penalties and sanctions as the tippee who trades, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and perhaps permanently damage a career.

This Insider Trading Policy (the "Policy") describes the policy and standards of Sanara MedTech Inc. and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities while in possession of material information that is not generally known to the public. This Policy is divided into two parts. The first part states the Policy and prohibited activities, and the second part describes Company procedures and trading restrictions applicable to Company personnel to help prevent insider trading.

PART I

1. Application of Policy

This Policy applies to all trading or other transactions in the Company's securities, including common stock, preferred stock, options and any other securities that the Company may issue at any time, such as notes, bonds and convertible securities, as well as derivative securities relating to any of the Company's securities. It also applies to derivative securities not issued by the Company itself, such as exchange-traded options on Company securities.

This Policy applies to all directors, officers and employees of the Company (collectively referred to herein as "Insiders" and each an "Insider.") and their respective Family Members (described in the immediately following paragraph). This Policy also applies to all sales and other agents, consultants and contractors of the Company who receive material nonpublic information of the Company, and to any company or other entity controlled by any of the foregoing persons (collectively referred to herein as "Company Associates").

This Policy applies to (i) family members who reside with Insiders (including spouse, children, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) family members who do not live in the Insider's household but whose transactions in Company securities the Insider directs, controls or provides recommendations and (iii) non-family members who live in an Insider's household (collectively, "Family Members").

Insiders are responsible for the transactions by their Family Members who receive from the Insider material nonpublic information of the Company, and accordingly, for purposes of this Policy and applicable securities laws, Insiders should treat those transactions by Family Members as if they were for the Insider's own account. Therefore, Insiders generally should avoid disclosing material nonpublic Company information to Family Members. It is also advisable to make these persons aware of the associated responsibilities and legal sanctions.

2. Insider Trading Policy

(a) No Insider, Family Member or Company Associate may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Section 4 below.)

(b) No Insider, Family Member or Company Associate with knowledge of material nonpublic information regarding the Company may communicate that information to (i.e. tip) any other person, including relatives and friends, who the Insider, Family Member or Company Associate reasonably could know might trade on the basis of such information, or otherwise disclose such information without the Company's authorization.

(c) No Insider or Company Associate may purchase or sell any security issued by another company while in possession of material nonpublic information about that other company when the information was obtained in the course of the Insider's or Company Associate's activities that involve the Company, nor may the Insider or Company Associate communicate that information to (or tip) any other person, including relatives and friends, or otherwise disclose the information without the Company's authorization.

(d) Except as specifically stated herein, there are no exceptions to this Policy. Transactions thought to be necessary or justifiable for independent reasons (such an immediate need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy.

3. Company-imposed Penalties for Violation.

Employees who violate this Policy will be subject to disciplinary action by the Company, which in most cases will include dismissal for cause.

4. Definitions

(a) Material Information. "Material" is not precisely defined in the securities laws; rather it is based on an assessment of the facts and circumstances and is often evaluated by governmental enforcement authorities with the benefit of hindsight. Information is generally

considered material if it has market significance; that is if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. The following, while not an exclusive list, are some examples of information that ordinarily would be regarded as material:

- periodic financial results;
- specific projections of future earnings or losses or other earnings guidance, or significant changes to previously announced guidance or business prospects;
- significant new product or a major change in product marketing;
- pending or proposed significant acquisition or sale of assets or a merger, even if preliminary in nature;
- large or unusual financing transaction;
- award or loss of a significant contract;
- new or threatened litigation or resolution of litigation;
- governmental investigation or FDA modification of product clearance;
- stock split, offering of additional securities, or change in dividend policy;
- significant change in management;
- liquidity problems; or
- change in the Company's auditor or notification that the auditor's report may no longer be relied upon;

(b) Nonpublic Information. Information that has not been disclosed to the public is generally considered to be nonpublic information. Public disclosure usually means that the information has been widely disseminated, such as through newswire services, the Dow Jones "broad tape," publication in a widely available newspaper, magazine or news website, broadcast on widely available radio or television programs, or filed with the SEC and available on the SEC's EDGAR website. Information that is only available to a select group of analysts, brokers or institutional investors would probably not be considered widely disseminated.

To be considered publicly disclosed, the formation must have been widely disseminated for a sufficient amount of time to be adequately absorbed by the public. In the case of a small company that is not widely followed such as the Company, as a general rule information should not be considered fully absorbed by the marketplace until after the second business day following the day on which the information is released.

PART II

In addition to the requirements of the Insider Trading Policy, the Company has established the following procedures to facilitate compliance with this Policy and the laws prohibiting insider trading. The Company also wishes to prevent the possible appearance of any impropriety in this regard by the Company and its personnel.

5. Trading Blackout Periods.

(a) Quarterly Blackout Periods. Trading in Company securities is prohibited during the period beginning two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company's financial results are filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K (a "Quarterly Blackout Period"). The Compliance Officer (as described in Section 6(a)) may permit a trade during this Quarterly Blackout Period in special situations if the Compliance Officer concludes that the person seeking to purchase or sell Company securities does not in fact possess material nonpublic information. Persons wishing to trade during the Quarterly Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction.

(b) Other Blackout Periods. From time to time, circumstances or an event may occur or be anticipated which is material to the Company and not publicly known. The Compliance Officer must be notified of the circumstances or event by the persons having that knowledge. The Compliance Officer will notify all Company personnel of the existence of a Blackout Period if the circumstances or future event is widely known within the Company or, if only a limited number of persons have such knowledge, then notify such persons. So long as the event remains material and nonpublic, the persons so notified by the Compliance Officer may not trade Company securities. Additionally, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company securities even earlier than the typical Quarterly Blackout Period described above. In that situation, the Compliance Officer may notify those persons of a restriction from trading, without disclosing the reason for the restriction. The notification of an event-specific Blackout Period or extension of a Blackout Period should not be communicated to other persons. In any event, a person possessing material nonpublic information must not trade in Company securities even though he or she has not been notified of a Blackout Period.

6. Pre-Clearance Procedures

Because Company personnel are likely to obtain material nonpublic information on a regular basis, the Company requires all Insiders to refrain from trading in Company securities, even outside of Blackout periods, without first pre-clearing the transactions.

(a) Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include assisting with implementation and enforcement of this Policy and pre-clearing all trading in Company securities in accordance with the procedures set forth below.

(b) Pre-clearance Procedure. Each Insider may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Compliance Officer. This pre-clearance also applies to transactions by Family Members whose pre-clearance will be obtained by the appropriate Insider on behalf of those Family Members. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer will determine whether to permit

the transaction based on compliance with this Policy. If pre-clearance to engage in the transaction is denied, then the applicant must refrain (or instruct such Family Member to refrain) from initiating the proposed transaction. A trade not executed within five days of receipt of pre-clearance will again be subject to pre-clearance.

7. Special and Prohibited Transactions

(a) Stock Incentive Plan. This Policy does not apply to the exercise of an employee stock option acquired under the Company's stock incentive plan, or to the exercise of a tax withholding right to have the Company withhold option shares or shares of restricted stock to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of Company stock for the purpose of generating the cash needed to pay the exercise or purchase price of a stock option or incentive share award and/or withholding taxes.

(a) Gifts. *Bona fide* gifts of Company securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the donor is aware of material nonpublic information. However, where the gift is to a charitable organization, which will typically sell securities soon after receipt, the gift transaction is exempt from this Policy only where the donor reasonably believes that the charitable organization's sale will not occur while the donor possesses material nonpublic information.

(b) Short Sales. Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors of the Company from engaging in short sales of Company equity securities (*i.e.*, the sale of the security that the seller does not own and will subsequently acquire). In general, a short sale of Company securities may indicate an expectation on the part of the seller that the security will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, a short sale of Company securities may reduce an Insider's incentive to seek to improve the Company's performance. For these reasons, Insiders are prohibited from engaging in short sales of Company equity securities or writing a call option or purchasing a put option on Company stock.

(c) Margin Accounts and Pledged Securities. Securities held in a brokerage margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a broker's margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure by the lender if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when an Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities under this Policy, Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, unless a waiver for a specific loan transaction is approved by the Company's chief executive officer.

(d) Post-Termination Transactions. This Policy continues to apply to transactions in Company securities after termination of service to the Company if an individual is in possession of material nonpublic information until such time as the information has become public or is no

longer material. The pre-clearance requirements set forth in Section 6(b), however, will cease to apply.

8. Company Assistance

Persons having questions concerning this Policy or its application to specific circumstances or transactions may contact the Compliance Officer.

This Policy was approved by the Board of Directors of Sanara MedTech Inc. on December 11, 2019.